Exhibit 4.4

MOTORCAR PARTS OF AMERICA, INC.
THIRD AMENDED AND RESTATED
2010 INCENTIVE AWARD PLAN

RESTRICTED STOCK AWARD GRANT NOTICE

Motorcar Parts of America, Inc. (the “Company”), pursuant to its Third Amended and Restated 2010 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of shares of the Company’s Common Stock set forth below (the “Shares”).  This Restricted Stock Award is subject to all of the terms and conditions set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) (including, without limitation, the Restrictions on the Shares set forth in the Restricted Stock Agreement) and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Agreement.

Participant:

Grant Date:

Total Number of Shares of Restricted Stock:

Purchase Price:

Vesting Schedule:
One-third (1/3) of the Shares of Restricted Stock granted hereby shall vest on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Grant Date, subject to Participant’s continued employment with the Company or an Affiliate through the applicable vesting date.

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice.  Participant has reviewed the Restricted Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Agreement and the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Agreement.  If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

MOTORCAR PARTS OF AMERICA, INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO RESTRICTED STOCK AWARD GRANT NOTICE

MOTORCAR PARTS OF AMERICA, INC. RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Award Agreement (this “Agreement”) is attached, Motorcar Parts of America, Inc. (the “Company”) has granted to Participant the right to purchase the number of shares of Restricted Stock (the “Shares”) under the Motorcar Parts of America, Inc. Third Amended and Restated 2010 Incentive Award Plan, as amended from time to time (the “Plan”), set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1          Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2          Incorporation of Terms of Plan.  The Award (as defined below) is subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

AWARD OF RESTRICTED STOCK

2.1          Award of Restricted Stock.

(a)          Award.  In consideration of Participant’s past and/or continued employment with the Company or one of its Affiliates, and for other good and valuable consideration which the Administrator has determined exceeds the aggregate par value of the Shares subject to the Award (as defined below), effective as of the Grant Date, the Company issues to Participant the Award described in this Agreement (the “Award”).  The number of Shares subject to the Award is set forth in the Grant Notice.

(b)          Purchase Price; Book Entry Form.  The purchase price of the Shares is set forth in the Grant Notice.  At the sole discretion of the Administrator, the Shares will be issued in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement, and upon vesting and the satisfaction of all conditions set forth in Section 2.2(d), the Company shall cause certificates representing the Shares to be issued to Participant; or (ii) certificate form pursuant to the terms of Sections 2.1(c) and (d).

(c)          Legend.  Certificates representing Shares issued pursuant to this Agreement shall, until all Restrictions (as defined below) imposed pursuant to this Agreement lapse or shall have been removed and the Shares shall thereby have become vested or the Shares represented thereby have been forfeited hereunder, bear the following legend (or such other legend as shall be determined by the Administrator):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, BY AND BETWEEN MOTORCAR PARTS OF AMERICA, INC. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(d)          Escrow.  The Secretary of the Company or such other escrow holder as the Administrator may appoint may retain physical custody of the certificates representing the Shares until all of the restrictions on transfer imposed pursuant to this Agreement lapse or shall have been removed; in such event, Participant shall not retain physical custody of any certificates representing unvested Shares issued to him.  Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited Shares (or Shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

(e)          Delivery of Certificates Upon Vesting. As soon as administratively practicable after the vesting of any Shares subject to the Award pursuant to Section 2.2(b), the Company shall, as applicable, either remove the notations on any Shares subject to the Award issued in book entry form which have vested or deliver to Participant a certificate or certificates evidencing the number of Shares subject to the Award which have vested (or, in either case, such lesser number of shares as may be permitted pursuant to Section 12.2 of the Plan). Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company.  The Shares so delivered shall no longer be subject to the Restrictions hereunder.

2.2          Restrictions.

(a)          Forfeiture.  Any Shares subject to the Award which have not vested as of the date of Participant’s termination of employment shall thereupon be forfeited immediately and without any further action by the Company.  For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 3.3 and the exposure to forfeiture set forth in this Section 2.2(a).

(b)          Vesting and Lapse of Restrictions.  Subject to Section 2.2(a), the Award shall vest and the Restrictions shall lapse in accordance with the vesting schedule set forth in the Grant Notice.

(c)          Tax Withholding.  As set forth in Section 12.2 of the Plan, the Company or its Affiliates shall have the authority and the right to deduct or withhold, or to require Participant to remit to the Company or its Affiliates, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the grant or vesting of the Award or the lapse of the Restrictions hereunder.  Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.1(b) hereof), the Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the Award or the issuance of Shares hereunder.

(d)          Delivery of Shares.  Subject to Section 2.1, the Shares deliverable hereunder may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.  The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 12.4 of the Plan.

2.3          Consideration to the Company.  In consideration of the grant of the Award by the Company, Participant agrees to render faithful and efficient services to the Company or any Affiliate.  Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the employment of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

ARTICLE III.

OTHER PROVISIONS

3.1          Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons.  Neither any person or persons acting as the Administrator and nor any member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Award.

3.2          Section 83(b) Election. If Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Shares as of the date of transfer of the Shares, rather than as of the date or dates upon which Participant would otherwise be taxable under Section 83(a) of the Code, Participant hereby agrees to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

3.3          Restricted Stock Not Transferable.  The Shares may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Restrictions hereunder have lapsed.  Neither the Shares nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation. encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.4          Rights as Stockholder.  Except as otherwise provided herein, upon the Grant Date, Participant shall have all the rights of a stockholder with respect to the Shares, subject to the Restrictions herein, including the right to vote the Shares and the right to receive any cash or stock dividends paid to or made with respect to the Shares, subject to the terms and conditions set forth in Section 8.3 of the Plan.

3.5          Forfeiture; Clawback.  Notwithstanding anything herein to the contrary, the Administrator shall have the right to provide at any time and from time to time after the Grant Date, that this Award shall be subject to any policy that the Company may adopt in the future providing that:

(a)          (i) any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt of the Award, or upon the receipt or resale of any Shares underlying the Award, shall be paid to the Company, and (ii) the Award shall terminate and any Shares subject to the Award (whether or not vested) shall be forfeited, if (x) a termination of employment occurs prior to a specified date, or within a specified time period following receipt of the Award or the Shares underlying the Award, or (y) Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or (z) Participant incurs a termination of employment for “cause” (as such term is defined in the sole discretion of the Administrator); or

(b)          this Award (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt of the Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

3.6          Adjustments Upon Specified Events.  Participant acknowledges that the Award is subject to amendment, modification and termination in certain events as provided in this Agreement and under the Plan, including without limitation, under Article 14 of the Plan.

3.7          Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8          Governing Law.   The laws of the State of New York shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.9          Conformity to Securities Laws.  Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.10        Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of Participant.

3.11        Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to he Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.11, either party may hereafter designate a different address for notices to be given to such party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.12        Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in Section 3.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.13        Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14        Entire Agreement.  The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.15        Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Shares issuable hereunder.

EXHIBIT B
TO RESTRICTED STOCK AWARD GRANT NOTICE

CONSENT OF SPOUSE

I, ____________________, spouse of _______________, have read and approve the foregoing Motorcar Parts of America, Inc. Restricted Stock Agreement (the “Agreement”).  In consideration of issuing to my spouse the shares of the common stock of Motorcar Parts of America, Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Motorcar Parts of America, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital prop-erty in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: _______________, __
Signature of Spouse

B-1